Media Contact:
MIPS Technologies, Inc. Cathy Browne +650-567-5178 cbrowne@mips.com

MIPS Technologies Names Kate Rundle Vice President, General Counsel
Silicon Valley veteran brings a wealth of experience to her new position

MOUNTAIN VIEW, CA, February 22, 2006 — MIPS Technologies, Inc. (NASDAQ:MIPS), a leading provider of industry-standard processor architectures and cores for digital consumer and business applications, today announced the appointment of Kate Hunt Rundle to the position of vice president, general counsel. She reports to President and CEO John Bourgoin. Ms. Rundle, who has more than 20 years experience in Silicon Valley, including intellectual property (IP) licensing, protection and litigation, is responsible for all of MIPS Technologies’ legal affairs.

Ms. Rundle succeeds Sandy Creighton, who assumes the position of vice president, human resources and corporate administration.

Ms. Rundle joins MIPS Technologies from Sun Microsystems, Inc., where she spent more than eight years handling legal affairs, most recently as deputy general counsel and managing senior director of the Global Law Network for Shared Services. Prior to her role at Sun, she served as intellectual property counsel at The 3DO Company and, for 11 years, was an attorney at Wilson, Sonsini, Goodrich & Rosati, where she provided IP licensing and other services to a broad range of technology companies.

Ms. Rundle earned her J.D. from the University of California, Hastings College of the Law, San Francisco, after graduating magna cum laude from the University of California, Berkeley.

“Kate brings a wealth of experience and insight to the MIPS legal team,” said John Bourgoin, president and CEO. “Her expertise in vital areas of our business, including the licensing and protection of intellectual property on a global scale, will allow her to play a pivotal role in MIPS Technologies’ continued growth.”

About MIPS Technologies
MIPS Technologies, Inc. is a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers and system OEMs. MIPS Technologies and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. The company is based in Mountain View, CA, and can be reached at +1 (650) 567-5000 or http://www.mips.com.

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MIPS is a registered trademark of MIPS Technologies, Inc. in the US and other countries. All other trademarks referred to herein are the property of their respective owners.

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